Exhibit 10.38

2011 Stock Incentive Plan

of Honeywell International Inc. and its Affiliates

RESTRICTED UNIT AGREEMENT, FORM 2

This RESTRICTED UNIT AGREEMENT made in Morris Township, New Jersey, as of the [DAY] day of [MONTH, YEAR] (the “Award Date”) between Honeywell International Inc. (the “Company”) and [EMPLOYEE NAME] (the “Employee”).

1. Grant of Award. The Company has granted you [NUMBER] Restricted Units, subject to the provisions of this Agreement and the 2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates (the “Plan”). The Company will hold the Restricted Units [and Additional Restricted Units (as defined in Section 4)] in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

2. Definitions. For purposes of this Agreement, the following definitions apply:

a.	“Actual Award” means the product of (i) the Plan Payout Percentage (as determined under Section 3), and (ii) your Target Award.

b.	“Compensation Peer Group” means [INSERT COMPANY NAMES]. If there is any change in the corporate capitalization of a company in the Compensation Peer Group during a Measurement Period (such as a stock split, corporate transaction or any partial or complete liquidation), the Committee, in its sole discretion, may take such change into account in determining the Total Shareholder Return of that company. If any company included in the Compensation Peer Group ceases to exist or to be publicly traded during the Measurement Period, or undergoes any other similar change, the Committee shall determine the consequences of such event for purposes of this Agreement, including without limitation, the replacement of such company in the Compensation Peer Group.

c.	“Measurement Period” means [DESCRIBE MEASUREMENT PERIOD].

d.	“Performance Cycle” means the period beginning on [DATE] and ending on [DATE].

e.	“Target Award” means the number of Restricted Units awarded to you for the Performance Cycle under Section 1 of this Agreement.

f.	“Total Shareholder Return” means the ratio of (A) a company’s share price as of the last trading day of a Measurement Period (determined using the average closing share price over the 30 preceding trading days) plus earned dividends per share during the Measurement Period, over (B) the company’s share price as of the first trading day of a Measurement Period (determined using the average closing share price over the 30 preceding trading days). Dividends are assumed earned and reinvested on the ex-dividend date.

g.	[INSERT ADDITIONAL BUSINESS-RELATED DEFINITIONS AS APPLICABLE]

3. Performance Measures. For each Measurement Period, the Company’s Total Shareholder Return will be compared to the Total Shareholder Return of each company in the Compensation Peer Group, and the Total Shareholder Return of the Compensation Peer Group and the Company shall be ranked. [DESCRIBE OTHER BUSINESS-RELATED PERFORMANCE MEASURES, AS APPLICABLE]

The Plan Payout Percentage shall be determined based on the following for the Performance Cycle: [DESCRIBE HOW PLAN PAYOUT PERCENTAGE IS DETERMINED].

4. [FOLLOWING INCLUDED AT COMMITTEE’S DISCRETION: Dividend Equivalents. Except as otherwise determined by the Committee, in its sole discretion, you will earn Dividend Equivalents in an amount equal to the value of any cash or stock dividends paid by the Company upon one Share of Common Stock for each unvested Restricted Unit or Additional Restricted Unit (as defined below) credited to your bookkeeping account on a dividend record date. At the vesting date specified in Section 6, such Dividend Equivalents shall be adjusted up or down based on your Actual Award. In the case of cash dividends, the Company shall credit to your bookkeeping account, on each dividend payment date, an additional number of Restricted Units (“Additional Restricted Units”) equal to (a) divided by (b), where (a) equals the total number of unvested Restricted Units and Additional Restricted Units, if any, subject to this Agreement on such date multiplied by the dollar amount of the cash dividend paid per Share of Common Stock on such date, and (b) equals the Fair Market Value of a Share on such date. If a dividend is paid to holders of Common Stock in Shares, the Company shall credit to you, on each dividend payment date, Additional Restricted Units equal to the total number of unvested Restricted Units and Additional Restricted Units subject to this Agreement on such date multiplied by the Share dividend paid per Share of Common Stock on such date. Additional Restricted Units are subject to the same restrictions, including but not limited to vesting, transferability and payment restrictions, that apply to the Restricted Units to which they relate with any fractional Shares rounded up to the nearest whole Share You will continue to earn Additional Restricted Units on unpaid Restricted Units and Additional Restricted Units that are held in your bookkeeping account until the vested shares are paid to you.]

5. Payment Amount. Each Restricted Unit [and Additional Restricted Unit] represents one (1) Share of Common Stock.

6. Vesting. Except as otherwise provided in Sections 8, 9 and 10 and a deferral election, the vesting and payment of Restricted Units [and related Additional Restricted Units] is contingent upon you remaining actively employed by the Company on the applicable vesting date(s) specified below: [DESCRIBE VESTING DATE(S)].

Except as otherwise provided in Sections 8, 9 and 10 and a deferral election, payment will be made as soon as practicable following the vesting date, but in no event later than 2-1/2 months after the end of the calendar year in which vesting occurs.

The Actual Award [and related Additional Restricted Units] will be paid solely in Shares.

7. Termination of Employment. Except as otherwise provided in this Agreement, if your Termination of Employment occurs for any reason before the vesting date(s) specified above, any unvested Restricted Units [and Additional Restricted Units] will be forfeited and your rights with respect to any award under this Agreement will terminate.

8. Death or Disability. If your Termination of Employment occurs because of your death or you incur a Disability before the last day of the Performance Cycle, you or your estate will receive your Target Award as your Actual Award for the Performance Cycle. [No Additional Restricted Units will be paid in this case. OR Additional Restricted Units will be calculated as provided in Section 4.]

If your Termination of Employment occurs because of your death or you incur a Disability after the last day of the Performance Cycle but before the Actual Award is fully paid, you or your estate will receive the remainder of your unpaid Actual Award for the Performance Cycle. [No Additional Restricted Units will be paid in this case. OR Additional Restricted Units will be calculated as provided in Section 4.]

9. Full Retirement. [INCLUDE AS APPLICABLE: For the avoidance of doubt, if your Termination of Employment occurs solely because of your Full Retirement before the last day of the Performance Cycle, all Restricted Units [and Additional Restricted Units] will be forfeited and your rights with respect to any award under this Agreement will terminate.

OR

If your Termination of Employment occurs solely because of your Full Retirement before the last day of the Performance Cycle, you will receive a pro-rata payment of your Target Award as your Actual Award equal to the product of (a) times (b), minus (c), where (a) equals the total number of Restricted Units set forth in Section 1 above [plus the total number of Additional Restricted Units credited to you as of your Termination of Employment], (b) equals the ratio of your complete years of service as an employee of the Company or its Affiliates between the Award Date and your Termination of Employment, and the number of complete years of service required under this Agreement to be fully vested in all Restricted Units [and Additional Restricted Units], and (c) equals the number of Restricted Units [and Additional Restricted Units] that vested before your Termination of Employment.

OR

If your Termination of Employment occurs solely because of your Full Retirement before the last day of the Performance Cycle, you will be vested in an additional number of Restricted Units [and related Additional Restricted Units] equal to [INSERT VESTING PROVISION ON FULL RETIREMENT].]

[INCLUDE AS APPLICABLE: If your Termination of Employment occurs solely because of your Full Retirement after the last day of the Performance Cycle but before the Actual Award is fully paid, you will receive the remainder of your unpaid Actual Award for the Performance Cycle.

OR

If your Termination of Employment occurs solely because of your Full Retirement after the last day of the Performance Cycle but before the Actual Award is fully paid, any unpaid Actual Award will be forfeited and your rights with respect to any such Actual Award under this Agreement will terminate.

OR

If your Termination of Employment occurs solely because of your Full Retirement after the last day of the Performance Cycle but before the Actual Award is fully paid, any unpaid Actual Award will be paid as follows: [INSERT VESTING PROVISION ON FULL RETIREMENT].]

[No Additional Restricted Units will be paid in this case. OR Additional Restricted Units will be calculated as provided in Section 4.]

[INCLUDE AS APPLICABLE: Notwithstanding the preceding sentence, if you are a “specified employee” under Section 409A of the Code as of the date your Termination of Employment occurs due to Full Retirement, payment for vested Restricted Units [and Additional Restricted Units] will be made on the first business day of the first calendar month that begins after the six-month anniversary of your Termination of Employment, or, if earlier, your death.

Subject to a deferral election, if (i) you are eligible for Full Retirement on the Award Date or you become eligible for Full Retirement before the last vesting date described in Section 6 of this Agreement and (ii) your Termination of Employment does not occur before the last vesting date described in Section 6 of this Agreement, payment for vested Restricted Units [and Additional Restricted Units] will be made as soon as practicable following the applicable vesting date described in Section 6 of this Agreement but in no event later than the last day of the calendar year in which each such vesting date occurs.]

10. Change in Control. If a Change in Control of the Company occurs before the last day of the Performance Cycle, you will be deemed to have earned your Target Award [and Additional Restricted Units] as your Actual Award. If a Change in Control of the Company occurs after the last day of the Performance Cycle but before the Actual Award is fully paid, you will receive the unpaid remainder of your Actual Award [and Additional Restricted Units] for the Performance Cycle.

[Subject to the terms of a deferral election,] you will receive the award due in a single sum payment no later than the earlier of 90 days after the date of the Change in Control or two and one-half months after the end of the calendar year in which the Change in Control occurs. Such single sum payment will be in cash or Shares, as determined by the Committee.

11. [FOLLOWING INCLUDED AT COMMITTEE’S DISCRETION: Deferral of Payment. If you would like to defer payment on the Restricted Units and related Additional Restricted Units, you may do so in writing on the deferral form provided with this grant setting forth your desired payment schedule. The deferral shall not be permitted if, within the determination of the Company, such deferral would result in a violation of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder. If the deferral is not permitted, then payment shall be made as provided in this Agreement. All Additional Restricted Units shall be subject to the same deferral restrictions as the Restricted Units to which they relate.]

12. Transfer of Awards. You may not transfer the Restricted Units, [Additional Restricted Units] or any interest in such Units except by will or the laws of descent and distribution or except as otherwise permitted by the Committee and as specified in the Plan. Any other attempt to dispose of your interest shall be null and void.

13. Withholdings. The Company or your local employer shall have the power and the right to deduct or withhold, or require you to remit to the Company or to your local employer, prior to any issuance or delivery of Shares on Restricted Units [or Additional Restricted Units], an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions, and National Insurance Contributions, that are required by law to be withheld as determined by the Company or your local employer.

14. Requirements for and Forfeiture of Award.

a.	General. The Award is expressly contingent upon you complying with the terms, conditions and definitions contained in this Section 14 and in any other agreement (including but not limited to Section 11 of the Stock Option Award Agreement for the Option granted on February 25, 2011, if applicable) that governs your noncompetition with Honeywell, your nonsolicitation of Honeywell’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to Honeywell’s trade secrets and proprietary and confidential information.

b.	Remedies.

1.	You expressly agree and acknowledge that the forfeiture provisions of subsection 14.b.2. of this Agreement shall apply if, from the Award Date until the date that is twenty-four (24) months after your Termination of Employment for any reason, you (i) enter into an employment, consultation or similar agreement or arrangement (including any arrangement for service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business in which Honeywell is engaged if the business is competitive (in the sole judgment of the Committee) with Honeywell and the Committee has not approved the agreement or arrangement in writing, or (ii) make any statement, publicly or privately (other than to your spouse and legal advisors), which would be disparaging (as defined below) to Honeywell or its businesses, products, strategies, prospects, condition, or reputation or that of its directors, employees, officers or members; provided, however, that nothing shall preclude you from making any statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body.

For purposes of this subsection 14.b.1, the term “disparaging” shall mean any statement or representation (whether oral or written and whether true or untrue) which, directly or by implication, tends to create a negative, adverse, or derogatory impression about the subject of the statement or representation or which is intended to harm the reputation of the subject of the statement or representation.

2.	In addition to the relief described in any other agreement that governs your noncompetition with Honeywell, your nonsolicitation of Honeywell’s employees, customers, suppliers, business partners and vendors, and/or your conduct with respect to Honeywell’s trade secrets and proprietary and confidential information, if the Committee determines, in its sole judgment, that you have violated the terms of any such agreement, or you have engaged in an act that violates subsection 14.b.1. of this Agreement, (i) any Restricted Units [and Additional Restricted Units] that have not vested under this Agreement shall immediately be cancelled, and you shall forfeit any rights you have with respect to such Units as of the date of the Committee’s determination, and (ii) you shall immediately deliver to the Company Shares equal in value to the Restricted Units [and Additional Restricted Units] you received during the period beginning twelve (12) months prior to your Termination of Employment and ending on the date of the Committee’s determination.

3.	Notwithstanding anything in the Plan or this Agreement to the contrary, you acknowledge that the Company may be entitled or required by law, Company policy or the requirements of an exchange on which the Shares are listed for trading, to recoup compensation paid to you pursuant to the Plan, and you agree to comply with any Company request or demand for recoupment.

15. Restrictions on Payment of Shares. Payment of Shares for your Restricted Units [and Additional Restricted Units] is subject to the conditions that, to the extent required at the time of exercise, (i) the Shares underlying the Restricted Units [and Additional Restricted Units] shall be duly listed, upon official notice of redemption, upon the New York Stock Exchange, and (ii) a Registration Statement under the Securities Act of 1933 with respect to the Shares shall be effective. The Company shall not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel for the Company.

16. Adjustments. Any adjustments to the Restricted Units [and Additional Restricted Units] will be governed by Section 5.3 of the Plan.

17. Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand (i) the Company’s policy, and are aware of and understand your obligations under applicable securities laws in respect of trading in the Company’s securities and (ii) the Company’s stock ownership guidelines as they apply to this Award. The Company shall have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of Shares received for Restricted Units [or Additional Restricted Units] to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

18. Plan Terms Govern. The vesting and redemption of Restricted Units [or Additional Restricted Units], the disposition of any Shares received for Restricted Units [or Additional Restricted Units], the treatment of gain on the disposition of these Shares, and the treatment of Dividend Equivalents are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan shall control. By accepting the Award, you acknowledge that the Plan and the Plan prospectus, as in effect on the date of this Agreement, have been made available to you for your review. Without limiting the generality of the foregoing, you agree that all determinations made by the Committee of Total Shareholder Return and the Company’s ranking within the Compensation Peer Group shall be final, binding and conclusive on you in accordance with Article III of the Plan.

19. Personal Data.

a.	By entering into this Agreement, and as a condition of the grant of the Restricted Units, you expressly consent to the collection, use, and transfer of personal data as described in this Section to the full extent permitted by and in full compliance with applicable law.

b.	You understand that your local employer holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held in the Company, details of all restricted units or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

c.	You further understand that part or all of your Data may be also held by the Company or its Affiliates, pursuant to a transfer made in the past with your consent, in respect of any previous grant of restricted units or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.

d.	You further understand that your local employer will transfer Data to the Company or its Affiliates among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

e.	You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

f.	You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan.

20. Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:

a.	The Company (and not your local employer) is granting your Restricted Units [and Additional Restricted Units]. Furthermore, this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

b.	The Company may administer the Plan from outside your country of residence and United States law will govern all Restricted Units [and Additional Restricted Units] granted under the Plan.

c.	Benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments.

d.	The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

e.	The grant of Restricted Units [and Additional Restricted Units] hereunder, and any future grant of Restricted Units [or Additional Restricted Units] under the Plan, is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Restricted Units [, Additional Restricted Units] nor any future grant by the Company will be deemed to create any obligation to make any future grants, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination will adversely affect your rights hereunder.

f.	The Plan will not be deemed to constitute, and will not be construed by you to constitute, part of the terms and conditions of employment. Neither the Company nor your local employer will incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.

g.	Participation in the Plan will not be deemed to constitute, and will not be deemed by you to constitute, an employment or labor relationship of any kind with the Company.

21. Limitations. Nothing in this Agreement or the Plan gives you any right to continue in the employ of the Company or any of its Affiliates or to interfere in any way with the right of the Company or any Affiliate to terminate your employment at any time. Payment of your Restricted Units [and Additional Restricted Units] is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf. You have no rights as a shareowner of the Company pursuant to the Restricted Units [and Additional Restricted Units] until Shares are actually delivered to you.

22. Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Restricted Units [and Additional Restricted Units].

23. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of the Agreement, which shall remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision shall be construed so as to be enforceable to the maximum extent compatible with applicable law.

24. Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

25. Agreement Changes. The Company reserves the right to change the terms of this Agreement and the Plan without your consent to the extent necessary or desirable to comply with the requirements of Code section 409A, the Treasury regulations and other guidance thereunder.

26. Acknowledgements. By accepting this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Restricted Units, and that any prior agreements, commitments or negotiations concerning the Restricted Units are replaced and superseded.

27. Award Acceptance. To retain this Award, you must accept it by signing the Agreement below and, by signing this Agreement, you shall be deemed to consent to the application of the terms and conditions set forth in this Agreement and the Plan. If you do not wish to accept this Award, you must contact Honeywell International Inc., Executive Compensation/AB-1D, 101 Columbia Road, Morristown, New Jersey 07962 in writing within thirty (30) days of the Award Date.

I Accept:

Signature	Date